UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Lucid Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-0891392
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7373 Gateway Boulevard, Newark, CA	94560
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be Registered	Name of Each Exchange on Which Each Class is to be Registered
Class A Common stock, par value $0.0001	The Nasdaq Stock Market LLC

Warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-254543

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

This registration statement on Form 8-A is being filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transfer of the listing of the shares of Class A common stock of Lucid Group, Inc., par value $0.0001 per share (the “Class A Common Stock”) and warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share (the “Warrants”), from The New York Stock Exchange to The Nasdaq Stock Market LLC, in connection with the business combination between Lucid Group, Inc. (f/k/a Churchill Capital Corp IV) and Atieva, Inc. (d/b/a Lucid Motors), an exempted company incorporated with limited liability under the laws of the Cayman Islands. The transfer of listing is to occur at the opening of trading on July 26, 2021.

The description of the Warrants and Class A Common Stock under the caption “Description of Securities” in the Company’s definitive proxy statement/prospectus (Registration No. 333-254543) filed with the SEC on June 25, 2021, as amended from time to time (including any subsequent amendments with respect to the description of the Warrants and the Class A Common Stock), is incorporated by reference herein.

Item 2.	Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the registrant are registered on The Nasdaq Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

LuCID GROUP, INC.

Date: July 23, 2021	By:	/s/ Sherry House
		Name:	Sherry House
		Title:	Chief Financial Officer